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Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into as of March 3, 2026 (the “Effective Date”) by and between, on the one hand, Genevant Sciences GmbH ( “Genevant”), a limited liability company organized under the laws of Switzerland having a principal place of business at Viaduktstrasse 8, 4051 Basel, Switzerland, and Arbutus Biopharma Corp. (“Arbutus”), a British Columbia corporation having an address at 700 West Georgia St., 25th Floor, Vancouver, British Columbia V7Y1B3 Canada, and, on the other hand, Moderna, Inc., a Delaware corporation having its principal place of business at 325 Binney Street, Cambridge, Massachusetts 02142, and ModernaTX, Inc., a Delaware corporation having its principal place of business at 325 Binney Street, Cambridge, Massachusetts 02142. For purposes of this Agreement, Genevant and Arbutus shall be referred to collectively as “Genevant/Arbutus,” and Moderna, Inc. and ModernaTX, Inc. shall be referred to collectively as “Moderna.” The aforementioned entities are individually referred to herein as a “Party” and collectively as the “Parties.” In addition, Genevant Sciences Ltd. (“Genevant Parent”) is also a signatory and a “Party” to this Agreement, but solely for purposes of [***].

WHEREAS Arbutus owns, and Genevant licenses, U.S. Patent Nos. 8,058,069, 8,492,359, 8,822,668, 9,364,435, 9,504,651, and 11,141,378 (collectively, the “Asserted US Patents”);

WHEREAS Genevant/Arbutus have sued Moderna in Civil Action No. 1-22-cv-00252-JDW in the U.S. District Court for the District of Delaware (the “US Litigation”), in which Genevant/Arbutus have alleged infringement of the Asserted US Patents relating to Moderna’s SPIKEVAX (COVID-19 vaccine, mRNA) and Moderna has asserted certain affirmative defenses and counterclaims;

WHEREAS Moderna has alleged that, pursuant to 28 U.S.C. § 1498, it is not the proper party to compensate Genevant/Arbutus for any patent infringement in connection with sales to the United States Government under the C-100 Contract (as defined below);

WHEREAS the Court denied-in-part and granted-in-part Moderna’s motion for summary judgment and granted-in-part and denied-in-part Genevant/Arbutus’ motion for summary judgment concerning the application of § 1498(a) to doses supplied under the C-100 Contract in the Court’s opinion and order dated February 2, 2026 [D.I. 697 and 698];

WHEREAS Genevant Parent, the indirect parent of Genevant, is not a claimant in the US Litigation or the Ex-US Litigation, is not a direct beneficiary of any potential resolution of the US Litigation or the Ex-US Litigation, is not an intended direct beneficiary of the cash Payments to Genevant/Arbutus contemplated by this Agreement, and does not directly own or license the Genevant/Arbutus Patent Rights or the EPO Patent Rights, but is a Party to this Agreement solely for purposes of the Genevant Parent Provisions;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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WHEREAS the Parties wish to stipulate to the entry of judgment in the US Litigation while preserving Moderna’s ability to appeal the Court’s ruling with respect to the § 1498 Disputed Matter, and this Agreement sets forth the terms and conditions regarding same;

WHEREAS the Parties or their Affiliates are also involved in various patent litigation proceedings outside the United States; and

WHEREAS, to avoid the time and expense of litigation, in recognition of the inherent risks and costs of litigation and appeal, the Parties wish to resolve and settle the US Litigation and the Ex-US Litigation (as defined below) on the terms and conditions set forth below.

NOW THEREFORE, in consideration of all the above premises and terms and conditions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

The following terms used in this Agreement shall have the meanings assigned to them in this Section 1 and shall include the singular as well as the plural.

1.1	“§ 1498 Disputed Matter” means whether 28 U.S.C. §1498 bars Genevant/Arbutus’ direct infringement claims and Genevant/Arbutus’ indirect infringement claims against Moderna for the Disputed Doses.

1.2	“§ 1498 Judgment” means the judgment reflected in Paragraph 3a of the proposed Consent Judgment and Order for the US Litigation contained in Exhibit 2.3.

1.3
“Affiliate” means, with respect to a Person, any Person that, now or hereafter, is directly or indirectly controlled by, under common control with or that controls such Person; provided that, notwithstanding the foregoing, solely as used in Sections 1.8, 1.11, 4.1, 4.3, and 4.4 with respect to (A) each of Genevant and Genevant Parent, “Affiliate” means solely Genevant Parent and its direct and indirect wholly owned subsidiaries and (B) Arbutus, “Affiliate” means solely Arbutus Biopharma Corporation and its direct and indirect wholly owned subsidiaries. For purposes of this definition and the definition of “Change of Control,” “control” or “controlled” means direct or indirect ownership or control of at least fifty percent (50%), including ownership by trusts with substantially the same beneficial interests, of the voting rights of such Person, or the power to direct the management of such Person.

1.4	“Business Day” means a day other than Saturday, Sunday, or a United States federal or Delaware state holiday.

1.5
“C-100 Contract” means Contract No. W911QY20C0100, including modifications in effect as of the Effective Date that were disclosed to Genevant/Arbutus and Genevant/Arbutus counsel, including by production in the US Litigation, prior to the Effective Date.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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1.6
“Change of Control” of Moderna means any transaction or series of related transactions in which (a) a Third Party acquires, directly or indirectly, control of Moderna, Inc. or ModernaTX, Inc. (each, a “Moderna Party”), (b) a Moderna Party merges with or into a Third Party and the holders of voting rights of such Moderna Party immediately prior to such transaction do not hold more than fifty percent (50%) of the voting rights of the surviving entity immediately after such transaction, or (c) a Moderna Party sells all or substantially all of its assets to a Third Party.

1.7
“Disputed Doses” means 493,757,200 doses that were sold to the United States Government under the C-100 Contract and which were characterized by the district court in the US Litigation (D.I. 698) as “vaccines that did not go directly to United States Government employees.”

1.8	“EPO Patent Rights” means:

(a) European Patent Nos. 2279254 and 4241767, and any European patent applications from which they derive;

(b) any European patents granted on the applications identified in clause (a), whether as European bundle patents under the EPC or as Unitary Patents, together with all national validations, national parts, national designations, and any extensions or validations thereof in any EPC member state or any extension or validation state;

(c) any European patent application or European patent that claims priority, directly or indirectly, in whole or in part, to: (i) any patent or application identified in clauses (a) or (b), or (ii) any priority application to which a patent or application identified in clauses (a) or (b) claims priority, in each case to the extent controlled by Genevant, Arbutus, or any of their respective Affiliates; and

(d) any divisionals (including all generations thereof), substitutions, reissues, reexaminations, amendments, supplementary protection certificates, pediatric extensions, patent term extensions, and any other extensions or restorations of term relating to any of the foregoing.

For purposes of this definition, “controlled” means that Genevant, Arbutus, or any of their respective Affiliates (i) owns the relevant EPO Patent Right, in whole or in part, or (ii) has the legal right to license or enforce such EPO Patent Right without the consent of any Third Party and without any obligation to make any payment to any Third Party (for clarity, excluding payments to employees while employed by such Party or any of its Affiliates).

1.9	“Ex-US Litigation” means the following proceedings:

1.9.1	Canada: Federal Court of Canada File No. T-704-25, for infringement of Canadian Patent No. 2,721,333;

1.9.2	Japan: Tokyo District Court Case No. 2025 (Wa) 70079, for infringement of Japanese Patent No. 5,475,753;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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1.9.3	Switzerland: Case O2025 002, for infringement of European Patent 2279254;

1.9.4	Case UPC_CFI_191/2025 (formerly Case 10280/2025), for infringement of European Patent 2279254;

1.9.5	Case UPC_CFI_192/2025 (formerly Case 10284/2025), for infringement of European Patent 4241767;

1.9.6	Moderna’s opposition proceedings before the European Patent Office concerning EP 2279254; and

1.9.7	Moderna’s opposition proceedings before the European Patent Office concerning EP 4241767.

1.10
“Final Non-Appealable Judgment” means a judgment, order, or decree of a court of competent jurisdiction as to which: (a) no appeal, petition for rehearing or rehearing en banc, or petition for writ of certiorari is pending; and (b) the time for filing any such appeal or petition has expired.

1.11
“Genevant/Arbutus Patent Rights” means: (a) the Asserted US Patents; (b) Canadian Patent No. 2,721,333, Japanese Patent No. 5,475,753, European Patent 2279254, and European Patent 4241767 (the “Asserted Ex-US Patents” and, together with the Asserted US Patents, the “Asserted Patents”); (c) on a country-by-country basis, with respect to any country anywhere in the world, all other Patents with an effective filing date before the Effective Date controlled by Genevant, Arbutus or any of their respective Affiliates that would, in the absence of the license granted under this Agreement, be infringed by the manufacture, use, distribution, offer for sale, sale, import, or export of any Moderna Licensed Product; [***] and (e) any continuations, continuations-in-part, divisionals, re-examinations, re-issues, extensions, and foreign counterparts of any of the Patents set forth in clauses (a) through (d). [***]

1.12
“Moderna Licensed Products” means: SPIKEVAX (COVID-19 vaccine, mRNA); mNEXSPIKE (COVID-19 vaccine, mRNA); mRESVIA (Respiratory Syncytial Virus vaccine); and any other mRNA vaccine, including those in development, that includes an SM-102-based LNP formulation against an infectious disease and is or will be either (i) licensed or authorized according to a Regulatory Application filed by Moderna or (ii) sold by or on behalf of Moderna or its applicable Affiliate as Moderna’s or the Affiliate’s own product.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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1.13
“Patents” means (i) all classes or types of patents in any country or jurisdiction, including utility patents, utility models, design patents, invention certificates, reexamination certificates, and reissue patents; and (ii) all applications for all classes and types of patents in any country or jurisdiction, including provisional applications, nonprovisional applications, continuations, divisionals, and continuations-in-part.

1.14	“Person” means an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

1.15
“Regulatory Application” means an application for Emergency Use Authorization or a Biologics License Application submitted to FDA (or other application seeking approval to market a pharmaceutical product including a foreign equivalent), and any supplements, amendments, or replacements thereto.

1.16	“Third Party” means a Person that is not a Party and is not an Affiliate of a Party.

2.	Releases and Dismissals

2.1
Mutual Release. Except as set forth in Section 2.1.1, effective upon the payment in full by Moderna of the noncontingent lump sum payment in accordance with Section 3.1, each Party, on behalf of itself, its Affiliates, shareholders, directors, officers, employees, agents, representatives, assigns, predecessors, and successors, hereby fully, finally and irrevocably releases, relinquishes, acquits and discharges each other Party and its Affiliates, and each of their respective directors, officers, employees, agents, representatives, heirs, assigns, shareholders, importers, manufacturers, distributors, suppliers, service providers, collaboration partners, licensees, insurers and each of their predecessors and successors of and from any and all pending and potential claims, counterclaims, demands, all manner of actions, causes of action, suits, defenses, judgments, settlements, debts, offsets, accounts, damages, losses, liabilities, costs, expenses (including expert fees), interest, punitive damages, reasonable attorneys’ fees and other damages or costs of whatever nature, whether known or unknown, pending or future, certain or contingent (collectively, “Claims”), both at law and in equity, suspected or unsuspected, accrued or unaccrued, in the case of each of the foregoing based on activities on or before the Effective Date which relate in any way to: (i) the US Litigation, including the claims asserted in the US Litigation; (ii) the Ex-US Litigation, including the claims asserted in the Ex-US Litigation; and (iii) the manufacture, use, distribution, development, offer for sale, sale, import, or export of the Moderna Licensed Products or components thereof, including any claims for infringement of any of the Genevant/Arbutus Patent Rights in any jurisdiction in which the Genevant/Arbutus Patent Rights exist. For clarity, neither the releases set forth in this Section 2.1 nor any other provision of this Agreement shall prevent any Party from bringing an action or otherwise taking steps to enforce this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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2.1.1
Limitation on Release of Claims Regarding the § 1498 Disputed Matter. The Parties acknowledge that pursuant to the stipulated judgment in the US Litigation and subject to Section 2.5, Moderna may appeal from the stipulated judgment solely with respect to the § 1498 Disputed Matter. As of the Effective Date, the release provided in Section 2.1 does not extend to the Disputed Doses. If, after the Effective Date, Moderna pays in full the contingent lump sum provided in Section 3.2 and has exhausted or forfeited any remaining appellate rights concerning the decision that triggered its obligation to pay the contingent lump sum, then the release provided in Section 2.1 shall thereupon extend to the applicable Disputed Doses for which there is a Final Non-Appealable Judgment affirming the § 1498 Judgment in its entirety or otherwise holding that § 1498(a) does not bar Genevant/Arbutus’ claim against Moderna for either or both of direct infringement and indirect infringement. If a Final Non-Appealable Judgment holds that § 1498(a) bars Genevant/Arbutus’ claims with respect to all or some of the Disputed Doses, the release in Section 2.1 shall extend to those Disputed Doses as to which § 1498(a) was found to bar Genevant/Arbutus' claims, regardless of whether no contingent lump sum payment, or only a partial contingent lump sum payment, was required or made under Section 3.2. The release provided in Section 2.1 (including this Section 2.1.1) (i) does not extend to the United States Government, and (ii) does not result in, and shall not be construed to result in, any impairment, waiver, release or other limitation on Genevant’s or Arbutus’ (or any of their respective Affiliates’) right to pursue any claim against the United States Government with respect to such products. Moderna shall not take any position or make any argument that is contrary to the limitations of the release, including clauses (i) and (ii) immediately above. Moderna’s compliance with its contractual obligations under the C-100 Contract to the U.S. Government, including compliance with FAR 52.227-2, does not violate any term of this Agreement.

2.2
Waiver of Right to Assert Unknown Claims. Each Party hereby expressly waives any and all provisions, rights and benefits conferred by § 1542 of the California Civil Code (which provides that “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party”), or by any law or principle of common law that is similar, comparable or equivalent to § 1542 of the California Civil Code, with respect to the Claims released in Section 2.1.

2.3
Dismissal of the US Litigation and Ex-US Litigation. Within one (1) Business Day of the Effective Date, the Parties shall cause their counsels to execute and promptly file, and shall reasonably cooperate and take other reasonable actions to effectuate, stipulated judgments and stipulations of dismissal (substantially in the forms included in Exhibit 2.3 hereto) for the respective courts or tribunals to enter judgment or dismiss with prejudice or withdraw (as the case may be) all claims in the US Litigation and Ex-US Litigation, with each Party to bear its own fees and costs.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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2.4
No Patent Challenges. Moderna shall not, and shall cause its Affiliates not to, voluntarily challenge or assist any Third Party in challenging the infringement, validity, or enforceability of any of the Asserted US Patents, any U.S. Patents that claim priority to the same applications as the Asserted US Patents (the “Related Asserted US Patents”), or U.S. Patent Nos. 8,492,359, 11,298,320, and 11,318,098 (collectively with the Asserted US Patents and the Related Asserted US Patents, the “Specified Patents”), except if any Specified Patent is asserted or threatened to be asserted (i) against Moderna or any of its Affiliates, or (ii) against any Related Third Party within the scope of any license, release, or covenant granted under this Agreement.

2.4.1
Freedom to Operate. Moderna, its Affiliates, and their collaboration partners may initiate or participate in any validity challenge (including IPR, PGR, reexamination, or opposition) concerning Genevant/Arbutus Patent Rights—other than Specified Patents—involving claims that are not expressly limited to the field of use of the Moderna Licensed Products and such challenge relates to Moderna products, technology, or activities—other than a Moderna Licensed Product—Moderna shall not be required to identify or specify any particular product in connection with such challenge, and any such challenge shall not constitute an admission of validity, enforceability, or infringement of the Genevant/Arbutus Patent Rights.

2.4.2
No Admissions. Nothing in this Agreement constitutes an admission by any Party of the validity or invalidity of any Genevant/Arbutus Patent Right, of direct or indirect infringement of those patents, or of any issue relating to the US Litigation or Ex-US Litigation. Further, the consent to enter judgment in Exhibit 2.3 for the US Litigation is entered into by Moderna based on the disclosures of the asserted patents’ specifications, the relevant priority dates, the Court’s claim construction, and the parties’ contentions and expert opinions, the specific asserted relevant prior art, the specific prior related proceedings, and the asserted claims in the patents.

2.4.3
Successors and Acquired Entities. This Section 2.4 does not apply to (i) an assignee or transferee under Section 7.6 that is not an Affiliate of a Party, or (ii) any entity acquired by Moderna or its Affiliates after the Effective Date, with respect to any challenge in which that entity was participating prior to the closing of such acquisition.

2.4.4
Compelled Activities. Nothing in this Section 2.4 prevents Moderna or its Affiliates from complying with discovery requests, testifying at depositions, serving as a witness, complying with court or, subject to Section 2.6, government directives, complying with applicable laws or regulations, or complying with contractual obligations (including Moderna’s obligations under the C-100 Contract, including FAR 52.227-2).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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2.5
Appeal of the § 1498 Judgment. Pursuant to the stipulated judgment to be entered in the US Litigation, Moderna will preserve its right to appeal solely with respect to the § 1498 Disputed Matter. For the avoidance of doubt, no Party shall challenge on appeal the district court’s finding that “vaccine doses that the Government acquired and distributed to its own employees” (quoted from D.I. No. 697, at 15) are subject to 28 U.S.C. § 1498(a) and Moderna is not liable for infringement. Moderna may challenge on appeal only the district court’s conclusions with respect to the § 1498 Disputed Matter. In conducting these appellate proceedings at the Federal Circuit (both first-instance and following any remand), no Party will (without the consent of all other Parties) seek any extension [***]. In proceedings before the Supreme Court, no Party shall seek extension on a cert petition, and during the Supreme Court merits stage, no Party shall seek any extensions on merits briefing without first confirming with the Court that the extensions will not affect which argument session the case will be heard. Any failure to comply with the preceding sentence will be deemed a material breach of this Agreement. If any Party moves for or requests expedited oral argument in the first-instance appeal before the Federal Circuit and any subsequent appeal before the Federal Circuit following remand or other further proceedings, all other Parties shall join or support such motion or request upon written notice thereof from the moving Party.

2.6
Moderna’s Role in any Court of Federal Claims Action Concerning the C-100 Contract Doses. In any claim Genevant or Arbutus (or any of their Affiliates) files against the United States Government related to doses sold under the C-100 Contract, to the extent Moderna is served with any discovery requests or subpoenas by Genevant, Arbutus, or the U.S. Government, Moderna shall reasonably comply by providing proportional discovery pursuant to a protective order that Moderna agrees to. Notwithstanding anything herein to the contrary, the provision of discovery in response to a lawful discovery request or subpoena does not breach or otherwise violate the terms of this Agreement. Notwithstanding anything herein to the contrary, Moderna shall have the right to comply with its contractual obligations under the C-100 Contract to the U.S. Government, including compliance with FAR 52.227-2, provided that Moderna shall not provide any assistance to the United States Government in any claim against the United States Government related to doses sold under the C-100 Contract that it is not contractually obligated to provide, and compliance thereunder does not breach or otherwise violate the terms of this Agreement.

3.	Payments to Genevant/Arbutus

3.1
Noncontingent Lump Sum Payment. In consideration for the release and dismissals set forth in Section 2, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, the noncreditable, nonrefundable sum of nine hundred fifty million United States Dollars (US $950,000,000.00) in accordance with an allocation schedule to be provided to Moderna by Genevant on or before June 30, 2026. Said payment shall be made on or before July 8, 2026 [***].

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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3.2
Contingent Lump Sum Payment. In consideration for the release and dismissals set forth in Section 2.1.1 and without limitation of Section 3.3, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, the noncreditable, nonrefundable contingent lump sum payment specified in one of Section 3.2.1, Section 3.2.2 or Section 3.2.3, should one be applicable.

3.2.1
Full Affirmance Upon Final Non-Appealable Judgment: If there is a Final Non-Appealable Judgment affirming the § 1498 Judgment in its entirety, or otherwise holding that § 1498(a) does not bar Genevant/Arbutus’ claim against Moderna for either or both of direct infringement and indirect infringement for all of the Disputed Doses, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, one billion three hundred million United States Dollars (US $1,300,000,000.00), within ninety (90) days after such Final Non-Appealable Judgment, plus interest calculated from the date that the Federal Circuit first issues a decision with respect to the § 1498 Disputed Matter (if such decision was not a Final Non-Appealable Judgment) until the date of payment under this Section 3.2.1, at the per annum rate of the lesser of: (i) [***] over the then-current US prime lending rate (as reported in the Wall Street Journal); or (ii) the maximum rate permitted by applicable law.

3.2.2
Mixed Outcome Payment Upon Final Non-Appealable Judgment: If Section 3.2.1 does not apply and there is a Final Non-Appealable Judgment holding that § 1498(a) does not bar Genevant/Arbutus’ claim against Moderna for either or both of direct infringement and indirect infringement for a subset of the Disputed Doses, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, a prorated amount of one billion three hundred million United States Dollars (US $1,300,000,000.00) that reflects the number of Disputed Doses to which § 1498(a) does not bar Genevant/Arbutus’ claim against Moderna. Payment shall be due within sixty (60) days after the Final Non-Appealable Judgment. The prorated amount shall be calculated by assigning equal value to each dose, using the following formula:

(Number of Disputed Doses to which § 1498(a) does not bar) ÷ (493,757,200) × US $1,300,000,000.00 = “Mixed Outcome Payment”

3.2.3
Payment Upon Forgone Appeal: If Moderna does not file a notice of appeal within twenty-one (21) days of the district court's entry of the stipulated § 1498 Judgment, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, one billion three hundred million United States Dollars (US $1,300,000,000.00) within ninety (90) days after such entry. If Moderna voluntarily dismisses a pending appeal, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, one billion three hundred million United States Dollars (US $1,300,000,000.00) within ninety (90) days of such entry of filing for voluntary dismissal. Only if the voluntary dismissal was not by agreement of the Parties, interest shall be due or payable, from the Effective Date through the payment date by Moderna under this Section 3.2.3, at the per annum rate of the lesser of: (i) [***] over the then-current US prime lending rate (as reported in the Wall Street Journal); or (ii) the maximum rate permitted by applicable law. If the voluntary dismissal is made by agreement between the parties, no interest shall be due or payable by Moderna.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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3.3
Interim Payments Pending Final Resolution: Because a Federal Circuit decision may be subject to further appeal, rehearing, rehearing en banc, certiorari, and/or remand proceedings, any payment made by Moderna pursuant to this Section 3.3 prior to a Final Non-Appealable Judgment is an interim payment that is subject to refund or true-up as set forth below.

3.3.1
Interim Payment upon Federal Circuit Full Affirmance: If there is a decision of the Federal Circuit, by the initial panel, upon panel rehearing, or en banc, affirming the § 1498 Judgment in its entirety, or otherwise holding that § 1498(a) does not bar Genevant/Arbutus’ claim against Moderna as to either or both of direct infringement and indirect infringement, for all of the Disputed Doses, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, one billion three hundred million United States Dollars (US $1,300,000,000.00) (the “Interim Affirmance Payment”) within ninety (90) days after such Federal Circuit decision. No interest shall be due or payable by Moderna under this Section 3.3.1.

If, following the Interim Affirmance Payment, a Final Non-Appealable Judgment affirms the § 1498 Judgment in its entirety, or otherwise holds that § 1498(a) does not bar Genevant/Arbutus’ claim against Moderna, as to either or both of Genevant/Arbutus’ direct infringement claims and indirect infringement claims, for all of the Disputed Doses, the Interim Affirmance Payment shall be deemed to satisfy Moderna’s obligation under Section 3.2, and no further contingent lump sum payment shall be due. If, however, a Final Non-Appealable Judgment reverses the § 1498 Judgment in its entirety, Genevant/Arbutus shall refund to Moderna the full amount of the Interim Affirmance Payment, plus interest calculated from the date the Interim Affirmance Payment was made by Moderna until the date of refund at the per annum rate of the lesser of: (i) [***] over the then-current US prime lending rate (as reported in the Wall Street Journal); or (ii) the maximum rate permitted by applicable law. Such refund shall be made by wire transfer of immediately available funds in accordance with instructions to be provided in writing by Moderna, within ninety (90) days after the date on which such Final Non-Appealable Judgment is entered. If the Final Non-Appealable Judgment results in a mixed outcome such that Section 3.2.2 applies, the Parties shall reconcile the Interim Affirmance Payment against the Mixed Outcome Payment, and Genevant/Arbutus shall refund any excess, plus interest as provided above, within ninety (90) days after such Final Non-Appealable Judgment.

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3.3.2
Mixed Outcome Subject to Further Proceedings – Interim Payment and Binding Arbitration to Determine Interim Payment: This Section 3.3.2 applies if: (a) the Federal Circuit issues a decision that is not a Final Non-Appealable Judgment; (b) such decision holds that § 1498(a) does not bar Genevant/Arbutus’ claim against Moderna for either or both of direct infringement and indirect infringement, as to some, but not all, of the Disputed Doses; and (c) one or more Parties seek further appellate review or additional proceedings (including remand) that could alter the number of Disputed Doses to which § 1498(a) is a bar (a “Mixed Outcome Subject to Further Proceedings”).

a.
Good-Faith Negotiation: Within [***] following a Mixed Outcome Subject to Further Proceedings, the Parties shall engage in good-faith negotiations to agree upon the number of Disputed Doses subject to the initial decision and the corresponding interim payment amount, if any, that Moderna must pay pending the outcome of subsequent proceedings. If the Parties reach agreement within such [***] period, Moderna shall pay the agreed-upon amount within [***] after such agreement. Payments made under this Section a are subject to refund and additional payment under the True Up provisions of Section 3.6.

b.
Binding Arbitration to Determine Interim Payment: If the Parties do not reach agreement pursuant to Section a within the [***] negotiation period, either Party may invoke binding arbitration by written notice to the other Party within [***] following the expiration of the negotiation period. The arbitration shall determine: (a) the prorated number of Disputed Doses for which Moderna is likely to prevail in obtaining a final judgment that § 1498(a) bars Genevant/Arbutus’ claim against Moderna for either or both of direct infringement and indirect infringement; and (b) the corresponding interim payment amount, if any, that Moderna must pay pending the outcome of subsequent proceedings. [***]

3.4	Binding Arbitration Upon Delay of Federal Circuit Proceedings:

3.4.1
Right to Invoke Arbitration: If the Federal Circuit has not issued a first-instance decision by a merits panel on the § 1498 Judgment within twenty-four (24) months of Moderna’s filing of the notice of appeal, Genevant/Arbutus may invoke binding arbitration by written notice to Moderna to determine whether Moderna has engaged in conduct outside of standard appellate advocacy that contributed materially to a material delay of the Federal Circuit proceedings.

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3.4.2
Standard for Determination: The arbitrator shall determine solely whether Moderna engaged in conduct outside of standard appellate advocacy that contributed materially to a material delay of the Federal Circuit proceedings. For the avoidance of doubt, the following are examples of standard appellate advocacy that shall not qualify as Moderna engaging in conduct contributing to material delay: (i) filing briefs in accordance with the standard Federal Circuit briefing schedule; (ii) efforts to generate and coordinate the filing of amicus curiae briefs regardless of the number of such briefs; (iii) responding to court orders or inquiries in accordance with the Federal Circuit’s instructions, including relating to its jurisdiction to entertain the appeal; and (iv) delays caused by the court’s own scheduling, internal processes, or backlog. In determining whether Moderna engaged in conduct outside of standard appellate advocacy that contributed materially to a material delay of the Federal Circuit proceedings, the arbitrator shall subtract from the asserted period of material delay any period of delay attributable to the conduct of Genevant or Arbutus and any period of delay attributable to the court.

3.4.3
Payment Obligation Upon Finding of Material Delay: If the arbitrator determines that Moderna materially delayed the Federal Circuit proceedings and is thus responsible for the absence of first-instance decision within 24 months, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, one billion three hundred million United States Dollars (US $1,300,000,000.00) within ninety (90) days after the arbitrator’s decision. Such payment shall be subject to refund, including interest, in accordance with the provisions of Section 3.10 as if it were a contingent lump sum payment made under Section 3.2.

3.4.4
Costs of Delayed Arbitration: The non-prevailing Party shall pay the prevailing Party’s reasonable attorneys’ fees and costs, as well as the fees and expenses of the arbitrator, as well as a lump sum of [***] as a mutually agreed reasonable estimate of the intangible costs incurred by the prevailing Party in executive time, overhead, and opportunity costs associated with the arbitration.

3.5	Arbitration Procedures: Any arbitration under Section 3.3.2(b) or Section 3.4 shall be conducted in accordance with the arbitrator selection procedures set forth in Section

3.5.1	and the arbitration procedures and schedule set forth in Section 3.5.2. Additionally, the non-prevailing Party shall pay the prevailing Party’s reasonable attorneys’ fees and costs, as well as the fees and expenses of the arbitrator.

3.5.1
Arbitrator Selection: Within [***] after the notice invoking arbitration, the Parties shall mutually agree upon a single neutral arbitrator with experience in patent litigation matters. If the Parties cannot agree within such period, each of Moderna and Arbutus and Genevant together shall, within [***] thereafter, designate one candidate arbitrator, and those two candidates shall jointly select the arbitrator within [***].

3.5.2	Arbitration Procedures and Schedule:

The arbitration shall proceed on the following expedited schedule:

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(a)      Opening Briefs: Each Party shall submit an opening brief of no more than ten (10) pages within [***] of the arbitrator’s appointment. Briefs shall be submitted simultaneously (cross-briefing).

(b)      Responsive Briefs: Each Party shall submit a responsive brief of no more than ten (10) pages within [***] of the exchange of opening briefs. Responsive briefs shall be submitted simultaneously (cross-briefing).

(c)      Oral Argument: The arbitrator may, in the arbitrator’s sole discretion, convene oral argument. If oral argument is held, it shall occur within [***] of the submission of responsive briefs.

(d)      Decision: The arbitrator shall issue a written decision within [***] of the submission of responsive briefs, or within [***] of oral argument if oral argument is held. The Parties agree not to submit, cite, or reference the arbitrator’s decision to any court adjudicating any appeal or remand from any appeal of the US Litigation.

3.5.3	Standard for Arbitrator’s Determination in Arbitration Pursuant to Section 3.3.2(b):

The arbitrator shall determine: (a) the Party most likely to prevail in obtaining a Final Non-Appealable Judgment as to whether § 1498(a) bars Genevant/Arbutus’ claim against Moderna as to either or both of direct infringement and indirect infringement, as to the disputed portion of the Disputed Doses; and (b) the proportion of the Disputed Doses as to which such Party is likely to prevail. The arbitrator shall base this determination solely on the applicable law and precedent that would govern the Federal Circuit and any court or tribunal with jurisdiction over subsequent proceedings, the record developed in the US Litigation and appellate proceedings, and the reasoning set forth in any judicial decisions issued to date.

3.5.4
Interim Payment Obligation following Arbitration Pursuant to Section 3.3.2(b): Within sixty (60) days after the arbitrator's decision, Moderna shall pay to Genevant, Arbutus, or their respective designees, collectively, an amount calculated as follows:

(Number of Disputed Doses - Number of Disputed Doses for which the arbitrator determines Moderna is likely to prevail that § 1498(a) is a bar to Genevant/Arbutus’ claim against Moderna) ÷ (493,757,200) × US
$1,300,000,000.00 = interim payment

If the arbitrator determines that Moderna is likely to prevail that § 1498(a) is a bar to Genevant/Arbutus’ claim against Moderna as to all Disputed Doses, no interim payment shall be due.

3.6	True-Up Upon Final Non-Appealable Judgment: Upon entry of a Final Non-Appealable Judgment resolving the § 1498 Disputed Matter:

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(a)
Underpayment: If the Final Non-Appealable Judgment determines that Moderna is liable for a greater number of Disputed Doses than reflected in any interim payment, Moderna shall pay the difference to Genevant, Arbutus, or their respective designees within sixty (60) days after such judgment, plus interest calculated from the date that such interim payment was made until the date of payment under this Section 3.6(a), at the per annum rate of the lesser of: (i) [***] over the then-current US prime lending rate (as reported in the Wall Street Journal); or (ii) the maximum rate permitted by applicable law.

(b)
Overpayment: If the Final Non-Appealable Judgment determines that Moderna is liable for fewer Disputed Doses than reflected in any interim payment (including zero doses), Genevant/Arbutus shall refund the excess amount to Moderna within sixty (60) days after such judgment, plus interest calculated from the date that such interim payment was made until the date of payment under this Section 3.6(b), at the per annum rate of the lesser of:
(i) [***] over the then-current US prime lending rate (as reported in the Wall Street Journal); or (ii) the maximum rate permitted by applicable law.

3.7
Remand Proceedings: If the § 1498 Judgment is vacated or reversed and remanded to the district court for further proceedings, the issues before the district court shall be limited to the issues that the Federal Circuit remands to the district court. On remand, the Parties shall not challenge the validity, enforceability, or claim scope of any Genevant/Arbutus Patent Right, or whether the physical composition of Disputed Doses falls within the scope of the asserted claims. However, if the Federal Circuit determines that § 1498(a) bars Genevant/Arbutus's claims for direct infringement but does not bar Genevant/Arbutus’ claims for indirect infringement for any Disputed Doses, Moderna shall be permitted to fully litigate on remand the number of Disputed Doses, if any, for which Moderna is liable for indirect infringement, including whether the predicate acts of direct infringement necessary to establish indirect infringement liability exist with respect to any such Disputed Doses.

3.7.1
Payment Upon Adverse Remand Decision: If (a) the § 1498 Judgment is vacated or reversed and remanded, (b) the district court determines on remand that § 1498(a) does not bar Genevant/Arbutus’ claims with respect to any portion of the Disputed Doses, then Moderna shall, within ninety (90) days of such decision, pay to Genevant, Arbutus, or their respective designees, collectively, an interim payment (the “Interim Remand Payment”) equal to:

(Number of Disputed Doses to which the district court determines § 1498 does not bar claims) ÷ (493,757,200) × US $1,300,000,000.00 = Interim Remand Payment

Any Interim Remand Payment shall be subject to refund or true-up upon entry of a Final Non-Appealable Judgment in accordance with Section 3.6.

3.8	Method of Payment: [***]

3.9	[***]

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3.10
Return of the Contingent Lump Sum Payment: If Genevant/Arbutus receives a contingent lump sum payment pursuant to Section 3.2 based on a finding that § 1498(a) does not bar Genevant/Arbutus’ claim against Moderna as to a subset of Disputed Doses and there is subsequently a Final Non-Appealable Judgment holding that § 1498(a) does bar Genevant/Arbutus’ claim against Moderna as to that subset of doses, Genevant/Arbutus shall refund to Moderna the corresponding portion of the contingent lump sum payment, plus interest calculated from the date of Moderna’s payment until the date of refund at the per annum rate of the lesser of: (i) [***] over the then-current US prime lending rate (as reported in the Wall Street Journal); or (ii) the maximum rate permitted by applicable law. Repayment shall be made by wire transfer within ninety (90) days of the date such amount becomes due.

3.10.1
Genevant/Arbutus Financial Covenant Protection. Any contingent lump sum payment pursuant to Section 3.2 or any interim payment pursuant to Section 3.3, in each case that remains subject to a potential repayment obligation under this Agreement (such payment, a “Potentially Refundable Payment”) shall be subject to the ongoing requirements set forth in this Section 3.10.1. Genevant and Arbutus shall, from the date that such Potentially Refundable Payment becomes due until the earlier such time as any Genevant/Arbutus repayment obligation has been fully and finally extinguished, comply with the following requirements.

(a)	Financial Assurance.

(i)
Genevant. Moderna shall have no obligation to make any Potentially Refundable Payment unless and until the Approved Financial Assurances have been provided to Moderna sufficiently in advance for Moderna to make a timely payment. Prior to the payment by Moderna to Genevant (or its designee) of any Potentially Refundable Payment, Genevant shall provide Moderna with one or more of the following forms of alternative financial assurance (“Approved Financial Assurances”), in an aggregate amount not less than the Potentially Refundable Payment then due to Genevant (or its designee):

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(A)	an irrevocable surety bond issued by a surety company rated at least “A-” by A.M. Best (or an equivalent rating by a nationally recognized rating agency);

(B)	one or more irrevocable standby letters of credit issued by a United States commercial bank having total assets of not less than [***];

(C)	a cash escrow deposit held by an independent, nationally recognized escrow agent pursuant to an escrow agreement in form and substance reasonably acceptable to Moderna;

(D)	a segregated account over which Genevant shall grant Moderna a perfected, first-priority security interest, which shall be subject to customary restrictions reasonably acceptable to Moderna; or

(E)	a Parent Guaranty in accordance with the terms of Section 3.10.1(ii) below; or

(F)	such other form of financial assurance as is reasonably acceptable to Moderna.

(ii)
Roivant Guaranty. In the case Genevant chooses clause (a)(i)(E) as an Approved Financial Assurance, with respect to all or any portion of the Potentially Refundable Payment due to Genevant (or its designee), Roivant Sciences Ltd., a Bermuda exempted limited company (“Roivant”) must execute and deliver to Moderna an unconditional, irrevocable guaranty (the “Parent Guaranty”), in a form reasonably acceptable to Moderna, pursuant to which Roivant unconditionally and irrevocably guarantees the repayment obligations of Genevant under this Agreement with respect to the applicable portion of such Potentially Refundable Payment (the “Guaranteed Refundable Payment Amount”). Any such Parent Guaranty shall:

(1) be absolute and unconditional;

(2) remain in full force and effect until the earlier of (i) the date on which Moderna’s right to repayment from Genevant of the Guaranteed Refundable Payment Amount has been fully and finally extinguished, and (ii) the date on which Genevant (or Roivant on its behalf) has repaid to Moderna the full amount of the Guaranteed Refundable Payment Amount due from Genevant hereunder (the “Parent Guaranty Period”);

(3) not be subject to any defenses, set-offs, counterclaims, or conditions;

(4) waive any right of Roivant to require Moderna to proceed first against Genevant or any collateral; and

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(5) provide that Roivant shall pay all amounts due within thirty (30) days after Moderna’s written demand therefor following the failure of Genevant to make any required repayment when due.

If, at any time during the Parent Guaranty Period, Roivant fails to maintain cumulative cash and cash equivalents, investments (current and non-current), and outstanding liquidity related to undrawn loan facilities (determined in accordance with generally accepted accounting principles as reported in Roivant’s most recent quarterly or annual filing with the SEC or equivalent regulatory authority), equal to at least two point three (2.3) times the Guaranteed Refundable Payment Amount, then Roivant or Genevant must, within thirty (30) days after such failure, provide Moderna with one or more of the Approved Financial Assurances (other than a Parent Guaranty) with respect to Guaranteed Refundable Payment Amount.

Roivant shall provide Moderna with written notice within [***] after becoming aware that Roivant’s cumulative cash and cash equivalents, investments (current and non-current), and outstanding liquidity related to undrawn loan facilities has fallen below the threshold described in this Section 3.10.1(a)(ii).

(iii)
Arbutus. If, at any time after the date that a Potentially Refundable Payment becomes due to Arbutus (or its designee), until the earlier of (1) the date on which Moderna’s right to repayment of any portion of the Potentially Refundable Payment from Arbutus has been fully and finally extinguished, and (2) the date on which Arbutus has repaid to Moderna the full amount due by Arbutus under this Agreement with respect to a Potentially Refundable Payment, Arbutus fails to maintain cumulative cash and cash equivalents, investments (current and non-current), and outstanding liquidity related to undrawn loan facilities (determined in accordance with generally accepted accounting principles as reported in Arbutus’ most recent quarterly or annual filing with the SEC or equivalent regulatory authority after giving effect, on a pro forma basis, to the portion of the Potentially Refundable Payment payable to Arbutus (or its designee) in accordance with Section 3.1 and not yet paid), of at least two point three times the amount of the Potentially Refundable Payment paid to Arbutus (or its designee), Arbutus shall, within [***] after such failure, provide Moderna with one or more of Approved Financial Assurances, in an aggregate amount not less than the Potentially Refundable Payment then outstanding.

Arbutus shall provide Moderna with written notice within [***] after becoming aware that Arbutus’ cumulative cash and cash equivalents, investments (current and non-current), and outstanding liquidity related to undrawn loan facilities has fallen below the threshold described in this Section 3.10.1(a)(ii).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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(iv)
Any Approved Financial Assurance provided pursuant to this Section 3.10.1(a) shall name Moderna or its designee as beneficiary and shall remain in effect until the earlier of (A) the date on which Moderna’s applicable right to repayment has been fully and finally extinguished, or (B) the date on which Genevant (or Roivant on its behalf) or Arbutus, as applicable, has repaid to Moderna the applicable full amount due. Genevant or Arbutus, as applicable, shall provide Moderna with prompt written notice of the form of Approved Financial Assurance selected and reasonable documentary evidence thereof.

(b)
Effect of Failure to Satisfy Financial Covenants. If Genevant fails to deliver financial assurance pursuant to Section 3.10.1(a)(i) when due, Moderna shall deposit the Potentially Refundable Payment into an escrow account with an independent, nationally recognized escrow agent, to be released to Genevant (or its designee) upon delivery of financial assurance pursuant to Section 3.10.1(a)(i). If Arbutus fails to deliver financial assurance pursuant to Section 3.10.1(a)(iii) when due, Moderna shall deposit the portion of the Potentially Refundable Payment due to Arbutus (or its designee) into an escrow account with an independent, nationally recognized escrow agent, to be released to Arbutus (or its designee) upon delivery of financial assurance pursuant to Section 3.10.1(a)(iii).

3.11
Moderna Financial Covenant Protection. Moderna shall, until the earlier of (i) the date on which the right of Genevant, Arbutus, or their respective designees to receive any contingent lump sum payment from Moderna has been fully and finally extinguished, and (ii) the date on which Moderna has paid to Genevant, Arbutus, or their respective designees all contingent lump sum payments due under this Agreement, comply with the obligations in this Section 3.11. If, Moderna fails to maintain cumulative cash and cash equivalents, investments (current and non-current) and outstanding liquidity related to undrawn loan facilities (determined in accordance with generally accepted accounting principles as reported in Moderna’s most recent quarterly or annual filing with the SEC) of at least (x) at any time between the Effective Date and the date that any contingent payment is made by Moderna pursuant to Section 3.2, three billion United States Dollars (US $3,000,000,000.00), or (y) from the date that any contingent payment is made by Moderna to Genevant, Arbutus, or their respective designees pursuant to Section 3.2, an amount equal to three billion United States Dollars (US $3,000,000,000.00) minus the amount of such contingent payment that was paid by Moderna to Genevant, Arbutus, or their respective designees, Moderna shall, within thirty (30) days after such failure (the “Cure Period”), either secure its ability to satisfy the contingent lump sum payment under Section 3.2.1 by providing one or more of the following forms of financial assurance, in an aggregate amount not less than, in the case of clause (x), one billion three hundred million United States Dollars (US $1,300,000,000.00), or in the case of clause (y), one billion three hundred million United States Dollars (US $1,300,000,000.00) minus the amount of such contingent payment that was paid by Moderna to Genevant, Arbutus, or their respective designees:

(a)	an irrevocable surety bond issued by a surety company rated at least "A-" by A.M. Best (or an equivalent rating by a nationally recognized rating agency);

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(b)	one or more irrevocable standby letters of credit issued by a United States lender having total assets of not less than [***];

(c)	a cash escrow deposit held by an independent, nationally recognized escrow agent pursuant to an escrow agreement in form and substance reasonably acceptable to Genevant/Arbutus;

(d)
a segregated account over which Moderna shall grant Genevant/Arbutus a perfected, first-priority security interest, which shall be subject to customary restrictions reasonably acceptable to Genevant/Arbutus; or

(e)
such other form of financial assurance as is reasonably acceptable to Genevant/Arbutus. Any financial assurance provided pursuant to this Section 3.11 shall name Genevant, Arbutus, and their respective designees as beneficiaries and shall remain in effect until the earlier of (i) the date on which Moderna has paid all amounts payable or potentially payable by Moderna under this Agreement, or (ii) the date on which all of Moderna’s obligations to make any such payments have been fully and finally extinguished. Moderna shall provide Genevant/Arbutus with (A) prompt written notice of the form of financial assurance selected and reasonable documentary evidence thereof and (B) written notice [***] after becoming aware that Moderna’s cumulative cash and cash equivalents, investments (current and non-current), and outstanding liquidity related to undrawn loan facilities has fallen below the threshold described in this Section 3.11.

If Moderna fails to deliver the financial assurance pursuant to this Section 3.11 when due, Moderna shall deposit into an escrow account with an independent, nationally recognized escrow agent, to be released to Genevant, Arbutus or their respective designees when due in accordance with this Agreement, either (x) the full amount due under Section 3.2.1 (i.e., one billion three hundred million United States Dollars (US $1,300,000,000.00)), or (y) if any contingent payment was made by Moderna to Genevant, Arbutus, or their respective designees pursuant to Section 3.2, an amount equal to one billion three hundred million United States Dollars (US $1,300,000,000.00) minus the amount of such contingent payment that was paid by Moderna. The escrow funds are to be released to Moderna upon delivery of financial assurance pursuant to this Section 3.11.

3.12	Tax Matters. Any payment made hereunder shall be net of applicable withholding taxes, provided that:

3.12.1	Unless a relevant change in applicable law occurs between the date of this Agreement and the date of a particular payment to Genevant hereunder, [***].

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3.12.2	Unless a relevant change in applicable law occurs between the date of this Agreement and the date of a particular payment to Arbutus hereunder, [***].

3.12.3
If a withholding tax applies to a payment due under this Agreement, the Parties shall cooperate reasonably to complete any procedural formalities necessary to obtain any available relief, reduction or exemption from such withholding. In addition, the paying party shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law. As soon as practicable after any payment of such taxes to a governmental authority, the paying party shall deliver to the receiving party the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the receiving party.

3.12.4
In the event that there is liability of Moderna or its Affiliates to pay, or of Genevant/Arbutus or their Affiliates to collect or remit, any sales, use, value-added, or similar taxes, or any penalties or interest related thereto (collectively, “Sales Taxes”) in respect of license or other rights granted to Moderna or its Affiliates under this Agreement, Moderna shall be liable for and shall pay forthwith any such Sales Taxes related thereto, and shall indemnify and hold Genevant/Arbutus and their Affiliates harmless in respect of such Sales Taxes.

3.13	Late Payments. Any late payments under this Agreement will accrue interest at the rate of [***] per month, compounded quarterly, or the highest rate allowed by applicable law, whichever is less. [***]

3.14	Limitation of Patent Rights. Moderna acknowledges and agrees that, if any Genevant/Arbutus Patent Right is materially limited or declared invalid, unpatentable or unenforceable, Moderna remains liable in full for any amounts payable under this Agreement but not yet paid and will not be entitled to the return of any payments made.

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4.	License to Moderna; Covenants

4.1
License. Subject to the terms and conditions of this Agreement, including Section 3.2, each of Genevant and Arbutus, on behalf of itself and its Affiliates, hereby grants to Moderna, and Moderna hereby accepts, a fully paid-up, royalty free, irrevocable, sublicensable (solely to Affiliates and Third Party CMOs and CDMOs), nontransferable (except as expressly provided in Section 7.6), nonexclusive license, under the Genevant/Arbutus Patent Rights, to develop, have developed, make, have made, use, have used, distribute, have distributed, sell, have sold, offer for sale, have offered for sale, import, have imported, export, have exported, and otherwise dispose of Moderna Licensed Products anywhere in the world. This license fully exhausts all Genevant/Arbutus Patent Rights as to Moderna Licensed Products and the practice of any method or process in connection with Moderna Licensed Products. For clarity, each Genevant/Arbutus Patent Right (regardless of jurisdiction) shall be deemed exhausted by any sale, provision, or disposition of Moderna Licensed Products, regardless of the jurisdiction in which such Moderna Licensed Products were made or first sold, to the same extent that such Genevant/Arbutus Patent Right would have been exhausted if such Moderna Licensed Products were made and first sold in the jurisdiction in which such Genevant/Arbutus Patent Right was issued.

4.2
Change of Control. In the event of a Change of Control of a Moderna Party, the licenses, releases and other rights granted to such Moderna Party under this Agreement shall remain in effect solely with respect to the Moderna Licensed Products of such Moderna Party that were in clinical development, clinically developed or commercialized by such Moderna Party or its Affiliates immediately prior to the closing of such Change of Control, and natural evolutions of such Moderna Licensed Products. The term natural evolutions includes updated versions of such products to address new viral strains or variants. Without limiting the foregoing, the licenses, releases and other rights granted to such Moderna Party under this Agreement shall not extend to or cover any products, platforms, programs or other assets of any Third Party acquirer in such Moderna Change of Control or any Affiliates of such Third Party acquirer (other than such Moderna Party and its existing Affiliates). For the avoidance of doubt, no products, platforms, programs or other assets of a Third Party shall become Moderna Licensed Products of such Moderna Party by virtue of being combined, co-formulated, co-developed, manufactured, or commercialized with a Moderna Licensed Product following a Change of Control of such Moderna Party.

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4.3	Covenants to Moderna.

4.3.1
Each of Genevant, Genevant Parent, and Arbutus, on behalf of itself and its Affiliates, covenants and agrees that it and each of its Affiliates will not assert any claim for direct or indirect (including induced or contributory) infringement against Moderna or its Affiliates at any time, under any Genevant/Arbutus Patent Right anywhere in the world based on any manufacture, use, selling, offering to sell, distributing, importing, exporting and otherwise transferring or disposing of Moderna Licensed Products, past, present or future, or the practice of any process or method of operation for any such products.

4.3.2
Each of Genevant, Genevant Parent, and Arbutus, on behalf of itself and its Affiliates, covenants and agrees that it and each of its Affiliates will not assert any claim for direct or indirect (including induced or contributory) infringement against Moderna or its Affiliates at any time, under any Specified Patent or EPO Patent Right anywhere in the world based on any manufacture, use, selling, offering to sell, distributing, importing, exporting and otherwise transferring or disposing of any product (a) that is not a Moderna Licensed Product and (b) that is or will be (i) licensed or authorized according to a Regulatory Application filed by Moderna, (ii) sold by or on behalf of Moderna or its applicable Affiliate as its own product, or (iii) developed by Moderna, past, present or future, or the practice of any process or method of operation for any such products.

4.3.3
Each of Genevant, Genevant Parent, and Arbutus, on behalf of itself and its Affiliates, covenants and agrees that they will not cite, reference, rely upon, or introduce into evidence the Consent Judgment and Order (Exhibit 2.3) entered in the US Litigation (including any stipulated findings of infringement or invalidity contained therein), or any portion thereof, in any court, tribunal, arbitration, administrative proceeding, or other forum anywhere in the world, at any time, for any purpose against Moderna or any of its Affiliates.

4.4	Covenant to Related Third Parties.

4.4.1
Each of Genevant, Genevant Parent, and Arbutus, on behalf of itself and its Affiliates, covenants and agrees that it and each of its Affiliates will not assert any claim for direct or indirect (including induced or contributory) infringement against any Moderna or Moderna Affiliate customers, suppliers, manufacturers, service providers, licensees and third parties in Moderna’s or a Moderna Affiliate’s development, commercialization or distribution chain or with whom Moderna has entered into a collaboration agreement or license agreement (all of whom the Parties agree to be intended third-party beneficiaries of this Agreement, and collectively, “Related Third Parties”) at any time under any Genevant/Arbutus Patent Right anywhere in the world, in each case based on their development, manufacture, use, selling, offering to sell, distributing, importing, exporting and otherwise transferring or disposing of Moderna Licensed Products, past, present or future, or their practice of any process or method of operation for any such Moderna Licensed Product.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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4.4.2
Each of Genevant, Genevant Parent, and Arbutus, on behalf of itself and its Affiliates, covenants and agrees that it and each of its Affiliates will not assert any claim for direct or indirect (including induced or contributory) infringement against any Related Third Parties at any time under any Specified Patent or EPO Patent Right anywhere in the world, in each case based on their development, manufacture, use, selling, offering to sell, distributing, importing, exporting and otherwise transferring or disposing of any product that (a) is not a Moderna Licensed Product and (b) that is or will be (i) licensed or authorized according to a Regulatory Application filed by Moderna or its licensee, (ii) sold by or on behalf of Moderna or its applicable Affiliate or licensee as its own product, or (iii) developed by Moderna, past, present or future, or the practice of any process or method of operation for any such products.

4.5
No Implied Rights. No rights shall arise, and nothing in this Agreement shall be construed as the grant by either Party, by implication, estoppel, exhaustion, integration, or otherwise, of any intellectual property rights other than as expressly set forth in this Agreement.

5.	Warranties and Representations

5.1	Mutual Representations. Each of Genevant and Arbutus, on the one hand, and Moderna, on the other hand, represents and warrants to the other(s), as of the Effective Date, that:

5.1.1
such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

5.1.2	such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

5.1.3	this Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms;

5.1.4
the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

5.1.5	such Party has the right to grant the licenses and releases granted hereunder, and has the right to settle the US Litigation and Ex-US Litigation;

5.1.6	such Party has been advised by its counsel of its rights and obligations under this Agreement and enters into this Agreement freely, voluntarily, and without duress;

5.1.7	such Party is not relying on any promises, inducements, or representations other than those provided herein;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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5.1.8
there is no lawsuit or any other civil or administrative proceeding, or any claim or counterclaim of any kind, in any court, tribunal, government entity or agency, or dispute resolution proceeding (including arbitration and mediation) pending on the Effective Date that was commenced by or on behalf of such Party or any of its Affiliates against any other Party or any of its Affiliates other than the US Litigation and the Ex-US Litigation; and

5.1.9
such Party has not transferred, assigned, subrogated or pledged to any Third Party or to an Affiliate, the right to bring, pursue, or settle any of the claims, counterclaims, or demands released pursuant to Section 2 of this Agreement.

5.2
Genevant/Arbutus Representations. Each of Genevant, Genevant Parent and Arbutus represents and warrants to Moderna, as of the Effective Date, that: (i) in the twelve (12) months prior to and including the Effective Date, neither it nor any of its Affiliates has exclusively licensed (in part or whole), transferred or assigned or purported to transfer or assign to any Person any Patent that if owned or controlled by Genevant, Arbutus, or any of their Affiliates as of the Effective Date, would be a Genevant/Arbutus Patent Right; (ii) neither it nor any of its Affiliates have participated in any way (directly or indirectly) in any transaction the purpose or effect of which is to avoid or prevent Moderna or any Related Third Parties from receiving or enjoying any part of the benefit of any of the rights, licenses, covenants, or releases provided for in this Agreement, and (iii) it has the full right and authority to enter into this Agreement on behalf of and bind all of its Affiliates, and covenants that it shall cause all such Affiliates to comply with, and grant all necessary rights, licenses, covenants, and releases to effect, this Agreement, and all other terms and conditions of this Agreement, and shall be directly liable to Moderna and its Affiliates for any breach of this Agreement by any Affiliates of Genevant or Arbutus, including any failure by any such Affiliate to grant any such right, license, covenant, or release. Each of Genevant, Genevant Parent, and Arbutus shall defend, indemnify and hold harmless Moderna and its Affiliates, and their Related Third Parties for any and all costs and expenses (including reasonable fees of attorneys and other professionals), liabilities, damages, and losses arising out of or resulting from breach of this Section 5.2, including from any actual or threatened assertion of any Patent that would have been a Genevant/Arbutus Patent Right if the representations and warranties in this Section 5.2 were true. Genevant Parent further represents and warrants to Moderna that as of the Effective Date, it does not directly own or directly control the Genevant/Arbutus Patent Rights or the EPO Patent Rights.

5.3
No Other Warranties. Except for the express warranties and representations set forth in Section 5.1 and Section 5.2, none of the Parties makes any warranties or representations, express or implied, either in fact or by operation of law, by statute or otherwise, and each Party disclaims all other warranties and representations, including any implied warranty of fitness for a particular purpose, validity or non-infringement.

6.	Confidentiality

6.1
Limitations on Disclosure. The Parties shall not, and shall cause their Affiliates and their respective employees, officers, directors and other representatives (including accountants, attorneys and auditors) not to, disclose the terms of this Agreement to any Third Party, except as provided in Sections 6.1.1 through 6.1.5.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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6.1.1
The terms of this Agreement may be disclosed, without notice to the other Parties, to (i) any Party’s and its Affiliates’ legal counselors, auditors, accounting, financial advisors, or other similar professionals representing a Party, so long as any such Persons are bound by confidentiality obligations that extend to the terms of this Agreement; and (ii) any Third Party that is a bona fide actual or potential investor, acquirer, merger partner, or other financial partner of a Party or an Affiliate for the purpose of evaluating an investment, acquisition, merger, or similar transaction, so long as any such Third Party agrees to be bound by confidentiality requirements at least as strict as those set forth in this Agreement.

6.1.2
A Party or its Affiliate may disclose the existence and terms of this Agreement (i) as required by any applicable law, regulation, court order, legal process, stock exchange rule, or governmental authority, including the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, or (ii) in connection with any filing required to be made with the U.S. Securities and Exchange Commission (“SEC”) or other applicable securities regulator. If a Party or its Affiliate determines, upon advice of counsel (internal counsel being sufficient), that it is required to file this Agreement or a description hereof with the SEC or other securities authority (including as an exhibit to a periodic report or current report), such Party or its Affiliate may do so. To the extent reasonably practicable and permitted by law, the filing Party or its Affiliate shall provide the other Party with a reasonable opportunity to review and comment on any proposed filing that describes this Agreement, and shall consider in good faith any reasonable requests for redaction of confidential information consistent with applicable securities laws and SEC rules.

6.1.3
Any Party may issue press releases or make public announcements regarding this Agreement that consist only of (i) the amount and conditions of the payments to be made by Moderna hereunder, including the protective provisions associated therewith, (ii) any judgment or order entered into by any court related to the US Litigation or Ex-US Litigation, (iii) the general structure of the Agreement (e.g., the fact that it includes a license, releases, etc.) and (iv) content that is not a term of this Agreement. Such announcements and press releases may only be made on or after 4:15 p.m. New York time on March 3, 2026.

6.1.4
If a Party or an Affiliate is required to provide the terms of this Agreement to a Third Party pursuant to a discovery demand, discovery order, or other legal processes or requirements, including as necessary purposes of enforcing the terms of this Agreement, it shall inform the other Parties in sufficient time prior to any such disclosure to allow the other Parties to seek a protective order or confidential treatment prior to any such disclosure.

6.1.5	The terms of this Agreement may be disclosed as otherwise agreed to by the Parties in writing.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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7.	General Provisions

7.1
Settlement: Without limitation of the consent judgment in the US Litigation, this Agreement, including the Contingent and Non-Contingent Payments, evidences a compromise and settlement of disputed claims and nothing in this Agreement, or the fact of the Parties’ respective execution of it, may be deemed or construed to be an admission of fault of any kind, which fault is expressly denied.

7.2
Term of License. The licenses granted under this Agreement shall commence upon the Effective Date and shall continue until the expiration of the last-to-expire Patent that is or becomes a Genevant/Arbutus Patent Right.

7.3
Choice of Law and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles. The federal and state courts of Delaware shall have exclusive jurisdiction (to the extent that they have subject matter jurisdiction) in all matters arising under this Agreement, and the Parties hereto expressly consent and submit to the personal jurisdiction and venue of such courts for the limited purpose of enforcing the terms of this Agreement.

7.4
Stipulated Remedies for Certain Material Breaches. Each Party acknowledges and agrees that the restrictions and other terms and conditions set forth herein are reasonable and necessary to protect the respective legitimate interests of the Parties. The Parties also agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event of a breach of Section 2.4 or Section 2.5. Accordingly, the Parties acknowledge and agree that each of Genevant and Arbutus shall be entitled to an injunction, specific performance and other equitable relief to prevent a breach or threatened breach of Section 2.4 or Section 2.5 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which they are entitled in law or in equity. Moderna agrees that it will not oppose the granting of such injunction, specific performance and other equitable relief on the basis that Genevant/Arbutus has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. If either Genevant or Arbutus seeks an injunction or injunctions to prevent a breach or threatened breach of Section 2.4 or Section 2.5 and to enforce specifically such section, it shall not be required to provide any bond or other security in connection with such order or injunction.

7.5
Waiver. A waiver by any Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any Party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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7.6
Bankruptcy. All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property” as defined under the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

7.7
Assignment. This Agreement and the rights herein shall not be assignable or otherwise transferable without the written consent of the Parties except as provided in this Section 7.7. The prior written consent of the Parties shall not be required (i) for a Party to assign or transfer this Agreement in its entirety pursuant to a sale of all or substantially all of the assets of the entity or business division to which this Agreement relates, whether pursuant to a merger, consolidation, or similar transaction involving such Party, or (ii) for a Party to assign or transfer this Agreement in its entirety to an Affiliate; provided, however, that Moderna will in any event remain responsible for the payments to Genevant, Arbutus, or their respective designees required by Section 3 to the extent that an assignee of Moderna fails to make any such payment when due. The Agreement, as well as the rights and obligations herein, shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns as if such successors and assigns were the original Parties to this Agreement or the respective rights and obligations. For avoidance of any doubt, any successors or assigns to this Agreement are permitted to assign the Agreement as if they were the original Parties to it, subject to the conditions of this Section 7.7. Any purported assignment or transfer in violation of this Section shall be null and void ab initio.

7.8
Assignment of Genevant/Arbutus Patent Rights. Genevant/Arbutus agrees, each on behalf of itself and each of its Affiliates, that all of the licenses, releases, covenants, and other rights granted by them and all their obligations set forth in this Agreement (the “Patent Obligations”) shall run with the Genevant/Arbutus Patent Rights, and that Genevant/Arbutus shall ensure that any assignee, transferee, or successor to any of the Genevant/Arbutus Patent Rights (including the acquiring or surviving entity in connection with any acquisition or other change of control of Genevant/Arbutus), or any other Person (such as an exclusive licensee) that obtains any enforcement rights with respect to any of the Genevant/Arbutus Patent Rights agrees in writing, prior to such assignment, transfer or grant, to be bound by the relevant Patent Obligations (including the obligation to obtain such written agreement from any subsequent assignee, transferee, successor or grantee). Genevant/Arbutus shall indemnify and hold harmless Moderna and its Affiliates, and the Related Third Parties for any costs and expenses (including reasonable fees of attorneys and other professionals), liabilities, damages and losses arising out of or resulting from any breach of this Section 7.8 by Genevant/Arbutus or their Affiliates, including from any assertion of any Genevant/Arbutus Patent Rights that would have been prevented by compliance with this Section 7.8.

7.9	Costs. Each Party shall each bear its own costs and legal fees associated with the Litigation and with the negotiation and preparation of this Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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7.10
Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7.11
Integration. The Agreement and its Exhibits constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter. No Party is relying on any promises, representations, conditions, provisions, or terms other than those set forth in this Agreement.

7.12	Amendments. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

7.13	Headings. The captions and descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

7.14
Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

7.15
No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.16
Notices. Notices required or permitted under this Agreement shall be in writing and sent by prepaid registered or certified air mail or by overnight express mail (e.g., FedEx) or by email (provided that no “bounce-back” or similar notice of non-delivery is received), and shall be deemed to have been properly served to the addressee upon receipt of such written communication to the following addresses of the Parties:

If to Moderna:
325 Binney Street,
Cambridge, MA 02142
Attention: Shannon Thyme Klinger [***]

With a copy to:
Jeanna Wacker, Kirkland
& Ellis LLP, 601 Lexington Avenue,
New York, NY 10022
[***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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If to Genevant:
Viaduktstrasse 8,
4051 Basel Switzerland
Attention: [***]
Attention: [***]

With a copy to:
David Berl [***]
Williams & Connolly LLP 680
Maine Avenue SW Washington,
D.C. 20024

If to Arbutus:
700 West Georgia St. 25th Floor
Vancouver, British Columbia V7Y1B3 Canada
Attention: [***]

With a copy to:
Adam Brausa [***]
Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105

7.17
Counterparts. This Agreement may be executed in any number of signature page counterparts transmitted via facsimile or electronic mail, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same Agreement.

7.18
Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references herein to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

IN WITNESS WHEREOF, each of the Parties has approved and executed this Agreement by and through its duly authorized officer or agent.

[SIGNATURE PAGE FOLLOWS]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

Genevant Sciences GmbH	Moderna, Inc.

By: [***]	By: [***]

Name: [***]	Name: [***]

Title: [***]	Title: [***]

Arbutus Biopharma Corp.	ModernaTX, Inc.

By: [***]	By: [***]

Name: [***]	Name: [***]

Title: [***]	Title: [***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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Solely for purposes of the Genevant Parent Provisions

Genevant Sciences Ltd.

By: [***]

Name: [***]

Title: [***]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY “[***]”, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

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